Exhibit 99.1


         COLLAGENEX PHARMACEUTICALS SERVES NOTICE OF PATENT INFRINGEMENT
         ---------------------------------------------------------------
                  ACTION AND FILES FOR PRELIMINARY INJUNCTION
                  -------------------------------------------


Newtown, PA, February 14, 2003 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that it has served a complaint on West-ward Pharmaceutical Corporation, thereby completing initiation of Federal Civil Action to enforce its patents. The complaint was previously filed in the District Court for the Eastern District of New York. The Company concurrently filed and served a motion for preliminary injunction in the same Court seeking to prevent West-ward from introducing a 20mg capsule of doxycycline hyclate into the market in the United States.

CollaGenex is the exclusive licensee of patents, assigned to the Research Foundation of State University of New York, that cover, among other things, the use of doxycycline to treat adult periodontitis. Under the Company's agreement with the Research Foundation, legal fees incurred to defend these patents may be offset against royalties due to the Foundation. CollaGenex markets a proprietary tablet dosage form of doxycycline for the treatment of adult periodontitis under the registered trademark Periostat(R).

CollaGenex alleges that West-ward has infringed its Periostat patents under the Hatch-Waxman Act by filing an Abbreviated New Drug Application ("ANDA") for a capsule formulation of Periostat. CollaGenex' suit specifically alleges that West-ward infringes and intends to continue to infringe two (2) patents to which it is the exclusive licensee: U.S. Patent No. 4,666,897 and Re-Issue Patent RE 34,656. Furthermore, the Company has sought a declaratory judgment from the Court to prohibit West-ward from infringing acts, such as manufacturing and sales of the capsule formulation of doxycycline hyclate 20mg, should FDA approve West-ward's ANDA. The remedies that CollaGenex is seeking include an award of treble damages, costs and reasonable attorneys' fees. To date, West-ward has not received FDA approval to market its 20mg doxycycline capsules.

     "CollaGenex has always stated that we will vigorously enforce our patent rights should they be infringed, and our patents have previously been enforced against an accused infringer." said Brian M. Gallagher, PhD, chairman, president and chief executive officer of CollaGenex. "The use of Periostat is covered by valid patents of long standing, and we will pursue those infringing our patents and any other unauthorized use of our intellectual property to the full extent of the law."

     CollaGenex will address the patent litigation with West-ward on its fourth quarter and fiscal year 2002 operating and financial results conference call. As previously announced, the call will be held on Wednesday, February 19, 2003, at 11:00 a.m. Eastern Standard Time. Investors and other interested parties may access the conference call by dialing 800/642-9820 or via a live Internet broadcast on the Company's website at www.collagenex.com. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the company's website, www.collagenex.com, for 90 days. A dial-in replay of the call will be available until

11:59 p.m. on March 5, 2003 by dialing 800/642-1687 and entering access code 8137984.

     CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's 120-person professional dental pharmaceutical sales force markets Periostat(R), which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis, and is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The sales force also promotes Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain, Denavir(R), a Novartis Group prescription anti-viral medication for the treatment of cold sores, and Atridox(R), Atrisorb(R) and Atrisorb-D(R), Atrix Laboratories Inc.'s products for the treatment of adult periodontitis. Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastasis, among others. CollaGenex is further evaluating Periostat, as well as a series of novel, proprietary compounds known as IMPACS (Inhibitors of Multiple Proteases and Cytokines), to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our website at www.collagenex.com which does not form part of this press release.

This press release  contains  forward-looking  statements  within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended, including statements relating to the outcome and consequences of the patent litigation against West-Ward. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat and other products that the Company markets, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.

Periostat(R), Metastat(R), Dermostat(R), Nephrostat(R), Osteostat(R), Arthrostat(R), Rheumastat(R), Corneostat(R), Gingistat(R), IMPACS(R), PS20(TM), The Whole Mouth Treatment(R), Restoraderm(TM) and Dentaplex(R) are United States trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R) and IMPACS(TM) are European Community trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R),
Xerostat(R),    IMPACS(R),    Dentaplex(R),    Restoraderm(R),

Dermastat(R), Periocycline(R), Periostatus(R) and Periostan(R) are United Kingdom trademarks of our wholly-owned subsidiary, CollaGenex International Limited. CollaGenex(R), PS20(R), "C" Logo(R) and The Whole Mouth Treatment(R) are European Community and United Kingdom trademarks of CollaGenex International Limited. Periocycline(TM) and Periostan(TM) are European Community Trademarks of CollaGenex International Limited. All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.